EXHIBIT 99.1

Clearfield Reports Record Fiscal Fourth Quarter and Full Year 2022 Results

  Revenue For Fiscal Fourth Quarter Grew 110% Year-over-Year to Record $95 Million Including an incremental $7 Million Generated by the Acquisition of Nestor Cables.

  Revenue for Fiscal Year 2022 Grew 92% to $271 Million as Compared to Fiscal Year 2021.

  Fiscal 2022 Net Income Totaled $49 Million, or $3.55 per Diluted Share, an Improvement of 143% from $20 Million, or $1.47 per Diluted Share, in Fiscal 2021.

  Backlog Increased 148% to $165 Million at Year End Compared to $66 Million at End of Fiscal 2021.

  Company Introduces Fiscal 2023 Net Sales Guidance to a Range of $380 Million to $393 Million, Representing 40% to 45% Growth Over Record Fiscal Year 2022.

MINNEAPOLIS, Nov. 17, 2022 (GLOBE NEWSWIRE) --  Clearfield, Inc. (NASDAQ: CLFD), a leader in fiber connectivity, reported results for the fiscal fourth quarter and year ended September 30, 2022.

Fiscal Q4 2022 Financial Summary
(in millions except per share data and percentages)	Q4 2022	vs. Q4 2021	Change	Change (%)
Net Sales	$95.0	$45.2	$49.8	110%

Gross Profit ($)	$37.5	$19.7	$17.8	90%
Gross Profit (%)	39.5%	43.6%	-4.1%	-10%

Income from Operations	$22.3	$9.4	$12.9	138%
Income Tax Expense	$5.0	$2.1	$2.9	142%

Net Income	$17.0	$7.4	$9.6	129%
Net Income per Diluted Share	$1.22	$0.53	$0.69	130%

Fiscal 2022 Financial Summary
(in millions except per share data and percentages)	2022	vs. 2021	Change	Change (%)
Net Sales	$270.9	$140.8	$130.1	92%

Gross Profit ($)	$112.9	$61.2	$51.8	85%
Gross Profit (%)	41.7%	43.5%	-1.8%	-4%

Income from Operations	$63.8	$25.2	$38.6	153%
Income Tax Expense	$14.5	$5.4	$9.1	168%

Net Income	$49.4	$20.3	$29.0	143%
Net Income per Diluted Share	$3.55	$1.47	$2.08	141%

Management Commentary
“As reflected in its record financial performance in the fiscal fourth quarter, Clearfield continues to convincingly execute on its strategic growth plan to capitalize on the market demand for fiber-fed broadband,” said Company President and CEO Cheri Beranek. “Total net sales for the fourth quarter were $95 million. Revenues in our Community Broadband market were particularly strong, up 91% over the prior-year period.

“Clearfield is a major player in delivering high-speed broadband to underserved and unserved communities across the United States. We recently launched our new multi-year strategic plan, LEAP, to step up our ability to scale our business to meet this historic opportunity in broadband infrastructure investment. By leveraging our decade-long excellence in Community Broadband, continuing to enhance our capacity, further investing in operational infrastructure, and innovating new connectivity products, we believe we can deliver on our value proposition to our customers and continue to build upon our market share.   We recently introduced our new CraftSmart FiberFirst Pedestal, which is the first of its kind in the industry and exemplifies how our thoughtfully designed products are optimized for rapid fiber deployment.”

“Though we are not impervious to the current supply chain challenges in certain component categories, we are proactively managing the situation to ensure we can continue to deliver our high-quality, craft-friendly products to our customers’ promised ship dates. The recent acquisition of Nestor Cables begins to vertically integrate the supply of our fiber optic cables to meet customer demand of our FieldShield line. We have made significant progress integrating Nestor into our operations and are currently on track to begin production of fiber optic cable at our Mexico facility in early calendar year 2023. In addition, Nestor added $7 million to our revenues this quarter. Nestor experienced one-time acquisition and integration costs of approximately $500,000 which resulted in an approximately $200,000 loss for the quarter. We expect Nestor to be accretive to earnings in 2023.

“Our backlog currently stands at an unprecedented $165 million, including $4 million from Nestor Cables, with roughly two thirds of that total scheduled for customer deployments in the next two quarters. We anticipate revenues to follow year over year seasonal patterns, resulting in expected strong year-over-year growth in the first half of fiscal year 2023. While our pipeline and outlook remain strong, there continues to be uncertainty that we expect will be most prevalent in the second half of our fiscal year 2023 regarding the availability of labor necessary for our customers to build their networks. We will continue to build capacity and expect to reduce our order backlog and as a result the lead-time associated with our product lines. We are guiding to estimated revenue of $380 million to $393 million representing 40% to 45% growth over fiscal year 2022.

“Broadband internet is now acknowledged as necessary for full participation in modern society. We are a leader in Community Broadband fiber connectivity and have developed a craft-friendly product portfolio, sales organization, and operational infrastructure to facilitate the growth in fiber deployment in every community. Further, by reducing the time to pass and connect homes, we are helping our service provider customers address the labor shortage facing our industry. With our steadfast commitment to our customers and enhanced manufacturing capacity, we are very bullish on Clearfield’s growth potential in 2023 and beyond.”

Fiscal Fourth Quarter 2022 Financial Results
Net sales for the fiscal fourth quarter of 2022 increased 110% to $95 million from $45 million in the same year-ago quarter.   Clearfield organic revenue grew to $88 million, representing an increase of 94% while Nestor Cables generated $7 million in revenue from the time of its acquisition on July 26, 2022. The increase in organic net sales was due to higher demand of our products across our core end markets, particularly in our Community Broadband, Multiple System Operator (“MSO” or Cable TV) and National Carrier markets, consistent with our past quarters of fiscal 2022.

As of September 30, 2022, order backlog (defined as purchase orders received but not yet fulfilled) was $165 million, an increase of 5% compared to $157 million as of June 30, 2022 and an increase of 148% from $66 million as of September 30, 2021.

Gross profit for the fiscal fourth quarter of 2022 increased 90% to $38 million (or 39.5% of net sales) from $20 million (or 43.6% of net sales) in the fiscal fourth quarter of 2021. Gross profit continues to be affected by shipping costs and supply chain shortages, as well as for the fiscal fourth quarter of 2022 lower gross profit on Nestor sales. The year-over-year comparison was also negatively affected by the increase in real estate costs associated with the addition of our new Minnesota and Mexico facilities which came online late in our second quarter of fiscal year 2022. Nestor experienced one-time acquisition costs reducing gross profit by approximately $400,000 in the fiscal fourth quarter.

Operating expenses for the fiscal fourth quarter of 2022 increased 47% to $15 million (or 16.1% of net sales), from $10 million (or 22.9% of net sales) in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation, increased travel expenses as well as professional fees mainly associated with the acquisition of Nestor Cables of approximately $900,000. Nestor experienced one-time acquisition costs increasing operating expense by approximately $100,000 in the fiscal fourth quarter.

Income tax expense for the fiscal fourth quarter of 2022 increased 142% to $5 million, with an effective tax rate of 22.7%, as compared to $2 million, with an effective tax rate of 21.7% in the same year-ago quarter due to higher taxable income.

Net income for the fiscal fourth quarter of 2022 totaled $17 million, or $1.22 per diluted share, compared to $7 million, or $0.53 per diluted share, in the same year-ago quarter.

Fiscal Year 2022 Financial Results
Net sales increased 92% to $271 million for the year ended September 30, 2022 from $141 million for fiscal 2021. The increase in net sales was due to higher demand for our products across our core end markets, most notably our Community Broadband, MSO/Cable TV and National Carrier markets.

Gross profit was $113 million (or 41.7% of net sales) for the year ended September 30, 2022, an increase of 84.6% from $61 million (or 43.5% of net sales) in fiscal 2021. The decrease in gross profit margin was partially due to increased overhead costs associated with our new facilities in Minnesota and Mexico and higher freight and transportation costs.

Operating expenses increased 37% to $49 million (or 18.1% of net sales) for the year ended September 30, 2022 from $36 million (or 25.5% of net sales) in fiscal 2021. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation, increased travel expenses as well as acquisition-related expenses of approximately $1.6 million.

Income from operations increased 153% to $64 million for the year ended September 30, 2022 from $25 million in fiscal 2021.

Income tax expense increased 168% to $14 million, with an effective tax rate of 22.7%, for the year ended September 30, 2022, as compared to approximately $5 million, with an effective tax rate of 21.0% in fiscal 2021 due to higher taxable income. The increase in rate is due to increased permanent addback items including nondeductible expenses and acquisition costs.

Net income totaled $49 million, or $3.55 per diluted share, for the year ended September 30, 2022, an increase of 143% from $20 million, or $1.47 per diluted share, in fiscal 2021.

Conference Call
Clearfield management will hold a conference call today, November 17, 2022 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-300-8521
International dial-in: 1-412-317-6026
Conference ID: 10172351

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through December 1, 2022.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 10172351

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center, and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, future availability of labor impacting our customers’ network builds, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to add capacity to meet expected future demand, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: adverse global economic conditions and geopolitical issues could have a negative effect on our business, and results of operations and financial condition; our planned growth may strain our business infrastructure, which could adversely affect our operations and financial condition; the acquisition of Nestor Cables and integration activities could adversely affect our operating results; the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; fluctuations in product and labor costs which may not be able to be passed on to customers that could decrease margins; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; we rely on our manufacturing operations to produce product to ship to customers and manufacturing constraints and disruptions could result in decreased future revenue; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; cyber-security incidents on our information technology systems, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, and potentially lead to litigation; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2021 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Sophie Pearson
Gateway Group, Inc.
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT SHARE DATA)

(Unaudited)
Three Months Ended			Year Ended
September 30,			September 30,
	2022	2021	2022	2021

Revenues	$95,029	$45,236	$270,883	$140,755

Cost of sales	57,524	25,507	157,936	79,577

Gross profit	37,505	19,729	112,947	61,178

Operating expenses
Selling, general and
administrative	15,254	10,362	49,130	35,944
Income from operations	22,251	9,367	63,817	25,234

Net investment income	44	122	328	500
Interest expense	(311)	-	(311)	-
Income before income taxes	21,984	9,489	63,834	25,734

Income tax expense	4,993	2,063	14,472	5,407

Net income	$16,991	$7,426	$49,362	$20,327

Net income per share:
Basic	$1.22	$0.54	$3.58	$1.48
Diluted	$1.22	$0.53	$3.55	$1.47

Weighted average shares outstanding:
Basic	13,803,462	13,738,160	13,771,665	13,720,699
Diluted	13,923,531	13,859,030	13,905,984	13,784,294

CLEARFIELD, INC.
CONSOLIDATED BALANCE SHEET

	September 30,	September 30,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$16,650	$13,216
Short-term investments	5,802	10,374
Accounts receivable, net	53,704	19,438
Inventories, net	82,208	27,524
Other current assets	1,758	954
Total current assets	160,122	71,506

Property, plant and equipment, net	18,229	4,998

Other Assets
Long-term investments	22,747	36,913
Goodwill	6,402	4,709
Intangible assets, net	6,376	4,696
Right of use lease assets	13,256	2,305
Deferred tax asset	1,414	365
Other	581	419
Total other assets	50,776	49,407
Total Assets	$229,127	$125,911

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of lease liability	$3,385	$915
Accounts payable	24,118	9,215
Accrued compensation	13,618	8,729
Accrued expenses	6,181	1,613
Factoring liabilities	4,391	-
Total current liabilities	51,693	20,472

Other Liabilities
Long-term debt	18,666	-
Long-term portion of lease liability	10,412	1,615
Deferred Tax	774	-
Total Liabilities	81,545	22,087

Shareholders’ Equity
Common stock	138	137
Additional paid-in capital	54,539	58,246
Accumulated other comprehensive loss	(1,898)	-
Retained earnings	94,803	45,441
Total Shareholders’ Equity	147,582	103,824
Total Liabilities and Shareholders’ Equity	$229,127	$125,911

Clearfield, Inc.
Consolidated Statement of Cashflows

	Year Ended	Year Ended
	September 30,	September 30,
	2022	2021
Cash flows from operating activities
Net income	$49,362	$20,327
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	3,413	2,310
Change in allowance for doubtful accounts	-	210
Amortization of discount on investments	(42)	(7)
Deferred income taxes	(326)	(187)
Loss on disposal of assets	13	-
Stock-based compensation expense	2,339	1,280
Changes in operating assets and liabilities
Accounts receivable	(24,234)	(9,151)
Inventories, net	(43,744)	(13,116)
Other assets	(282)	(722)
Accounts payable and accrued expenses	14,502	9,776
Net cash provided by operating activities	1,001	10,720

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(9,148)	(1,863)
Purchase of investments	(248)	(24,809)
Proceeds from sales and maturities of investments	17,386	13,255
Business acquisition, net of cash	(16,187)	-
Net cash used in investing activities	(8,197)	(13,417)

Cash flows from financing activities:
Borrowing on line of credit	16,700	-
Proceeds from issuance of common stock under	544	384
employee stock purchase plan
Repurchase of shares for payment of withholding taxes	(1,406)	(462)
for vested restricted stock grants
Tax withholding and proceeds related to exercise of stock options	(5,183)	(458)
Net cash provided by (used in) financing activities	10,655	(536)

Effect of exchange rates on cash	(24)	-
Increase (Decrease) in cash and cash equivalents	3,458	(3,233)
Cash and cash equivalents, beginning of period	13,216	16,450
Cash and cash equivalents, end of period	$16,650	$13,216

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$13,744	$5,505

Non-cash financing activities
Cashless exercise of stock options	$1,624	$1,271